EXHIBIT 23.3


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


 We consent to the incorporation by reference in Registration Statement on Form S-8 of our report dated March 8, 2004, (October 8, 2004, as to the effect of the restatement described in Note 2) which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Financial Accounting Standards Board Interpretation No. 46(R) Consolidation of Variable Interest Entities, effective December 31, 2003, and the restatement of the statement of cash flows for the year ended December 31, 2003 described in Note 2, relating to the consolidated financial statements of First Cash Financial Services, Inc., appearing in the Annual Report on Form 10-K of First Cash Financial Services, Inc. for the year ended December 31, 2005.


 /s/ Deloitte & Touche LLP
 -------------------------
 Deloitte & Touche LLP

 Fort Worth, Texas
 March 23, 2006